Exhibit 99.1

August 11, 2006

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Dear SDSP Member:

It has come to our attention that the MnSP Board of Directors (“MnSP Board”) is considering selling a significant portion of MnSP to a major agricultural company.  As the enclosed letter indicates, we have reason to believe the MnSP Board intends to make a decision that does not completely align with SDSP’s mission.

SDSP’s Board believes that, by combining the two companies, the membership will achieve a more significant presence in the biodiesel industry thereby realizing greater cost savings and higher returns while maintaining direct farmer ownership and control.

As a member of MnSP, the SDSP Board has decided to request the MnSP membership to petition for a special meeting to act upon SDSP’s offer.  Since the SDSP Board recognizes the importance of shareholder feedback, the offer to the MnSP Board of Directors is contingent upon approval of the SDSP membership.   We will continue to keep you informed of critical developments as they occur.

If you have any questions about this matter, please contact us.

Sincerely,

The SDSP Board of Managers

August 11, 2006

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Dear MnSP Member:

It has come to our attention that the MnSP Board of Directors (“MnSP Board”) is considering selling a significant portion of MnSP to a major agricultural company.  In addition to this sale, management control would be given to this company.  This sale by the MnSP Board may take place without a vote of the membership.  As a matter of principle, we, the SDSP Board of Directors, believe you as a member should have a voice in the direction of your company.

SDSP is the single largest shareholder in MnSP.  SDSP is a strong supporter of MnSP and played a major role in its formation.  We feel strongly that direct farmer ownership and control have value and are important for the future of agriculture.  We believe that if the contemplated sale were to occur, a significant dilution of shareholder equity, a loss of control, and diminished prospects for future returns would result.  For these reasons, we cannot support the proposed transaction without the approval of MnSP’s members.

The start of MnSP’s operations in late 2003 could not have come at a worse time. Poor production of soybeans in the draw area, a low processing margin in the industry, high natural gas prices, and industry wide biodiesel issues led to significant losses during the first two years of operations.  In light of this, we understand the difficult decisions faced by the MnSP Board and recognize the pressure put on the MnSP Board to make changes in an attempt to restore profitability to the cooperative.

Currently, MnSP is in sound and improving financial condition.  The $6.0 million received from members in April in the form of unit retains and the $4.1 million in profit earned over the last three months of operations will provide MnSP the time to both evaluate and discuss other options with its members.

After much thought and deliberation, we would like to present an offer to the MnSP membership.  We propose combining the two companies’ assets and operations under the following basic terms:

•                  SDSP would pay $6,036,960 in cash to MnSP (equates to Unit Retains total).

•                  SDSP would assume all long-term debts of MnSP, which currently total approximately $42,000,000.

•                  SDSP would issue 30,000,000 shares of SDSP stock to MnSP.  This equates to approximately 1.3 times the total MnSP Class A and Class B shares outstanding.

•                  MnSP’s biodiesel plant would not be sold without membership approval.

We also recognize, however, that direct farmer ownership and control is important to many MnSP members, just as it is to us.  In addition, it is our view that the strength of the newly combined company and a strong commitment to renewable fuels would provide significant returns to the membership.

Our proposal is contingent upon the approval of both the MnSP and SDSP membership.  We do, and will continue to, respect the wishes of MnSP’s and SDSP’s members.

We must act quickly as the decision of MnSP’s Board to move forward with the contemplated sale of MnSP shares to the large, third party agricultural company could be made as soon as Monday, August 21, 2006.

If you favor direct farmer ownership and control of MnSP, please complete the enclosed petition to request a special meeting for the purpose of discussing and voting upon the items outlined in this letter.  Accordingly, please sign and mail the enclosed petition in the stamped, self-addressed envelope provided with this letter.  To ensure timely receipt of the petition and that your voice will be heard, please make sure that the petition is mailed today.

Sincerely,

The SDSP Board of Directors